Exhibit 99.2

DELMAR PHARMACEUTICALS ANNOUNCES PRICING OF $9,000,000 MILLION PUBLIC
OFFERING OF COMMON STOCK AND WARRANTS

VANCOUVER, British Columbia and MENLO PARK, Calif., April 13, 2017 / -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, today announced that it has priced a registered public offering of an aggregate of 2,769,232 shares of common stock and warrants to purchase an aggregate of 2,076,924 shares of common stock at a price to the public of $3.25 per share and related warrant. The warrants have an exercise price of $3.50 per share, are immediately exercisable and have a term of exercise of five years. The offering is expected to close on or about April 18, 2017, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., is acting as exclusive placement agent for the offering.

The aggregate gross proceeds of the offering, if completed, are anticipated to be approximately $9,000,000. After deducting the placement agent’s fees and other estimated offering expenses payable by DelMar, the net proceeds of the offering, if completed, to DelMar are anticipated to be approximately $8,000,000. DelMar intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures.

The shares and warrants are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-213601), that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 27, 2016. A final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., by calling (212) 856-5707 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DelMar Pharmaceuticals, Inc.

DelMar was founded to develop and commercialize new cancer therapies in indications where patients are failing or have become intolerable to modern targeted or biologic treatments. DelMar's VAL-083 is currently undergoing clinical trials in the U.S. as a potential new therapy for Glioblastoma Multiforme (GBM). VAL-083 has been extensively studied by the U.S. National Cancer Institutes, and is currently approved for the treatment of chronic myelogenous leukemia and lung cancer in China. Published pre-clinical and clinical data suggest that VAL-083 may be active against a range of tumor types via a novel mechanism of action that could provide improved treatment options for patients.

For further information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989. Connect with the Company on Twitter, LinkedIn, Facebook, and Google+. Investor Relations Counsel: Amato & Partners LLC.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

###